Exhibit 99.1

Noodles & Company Announces Fourth Quarter and Fiscal Year 2013 Financial Results

BROOMFIELD, Colo., February 26, 2014 (GLOBE NEWSWIRE) - Noodles & Company (NASDAQ: NDLS) today announced financial results for the fourth quarter and fiscal year ended December 31, 2013.
Key highlights for the fourth quarter of 2013 compared to the fourth quarter of 2012 include:

•	Adjusted net income(1) increased 65.9% to $3.5 million, or $0.11 per diluted share, from $2.1 million.

•	GAAP net income increased to $2.4 million, from $1.6 million.

•	Adjusted EBITDA(1) increased 31.8% to $12.0 million, from $9.1 million.

•	Total revenue increased 17.4% to $91.5 million from $77.9 million.

•	Comparable restaurant sales increased 4.3% for company-owned restaurants, 1.5% for franchise restaurants and 3.9% system-wide.

•	Restaurant contribution margin decreased 30 basis points to 21.0%.

•	12 new restaurants opened system-wide, including eight company-owned and four franchise restaurants.
Key highlights for the fiscal year of 2013 compared to the fiscal year of 2012 include:

•	Adjusted net income(1) increased 30.9% to $12.1 million, or $0.40 per diluted share, from $9.3 million, or $0.32 per diluted share.

•	GAAP net income increased to $6.7 million, or $0.24 per diluted share, from $5.2 million.

•	Adjusted EBITDA(1) increased 30.1% to $47.2 million, from $36.3 million.

•	Total revenue increased 16.8% to $350.9 million from $300.4 million.

•	Comparable restaurant sales increased 3.4% for company-owned restaurants, 0.6% for franchise restaurants and 3.0% system-wide.

•	Restaurant contribution margin decreased 50 basis points to 20.7%.

•	53 net new restaurants opened system-wide, including 42 company-owned and 11 franchise restaurants, resulting in 16.2% system-wide unit growth.
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(1) Adjusted net income and Adjusted EBITDA are non-GAAP measures. A reconciliation of US GAAP net income to each of these measures is included in the accompanying financial data. See "Non-GAAP Financial Measures."

“We’re pleased to have maintained our operating momentum in the fourth quarter with our 18th straight quarter of comparable restaurant sales growth and a 66% increase in our adjusted net income for the quarter,” said Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company. “Our ongoing success is a testament to the hard work of our entire team to deliver our globally inspired menu with an elevated level of service at an exceptional value, which we believe has distinguished Noodles as a 'Category of One' in the restaurant industry.”
Reddy continued, “Looking ahead to 2014, we have faced an unusual amount of severe winter weather during the first quarter to date. Nearly 80% of our restaurants are located in areas severely impacted by atypical weather, including the Mid-Atlantic, Upper Midwest and Rocky Mountain West. In fact, over 30% of our operating days thus far have seen either measurable precipitation or temperatures at least twenty degrees below normal. As a result, in the first quarter we anticipate a roughly 300 to 350 bps negative impact to revenue and $0.03 impact to diluted earnings per share. Still, we remain confident that we can deliver on our 25% annual adjusted diluted earnings per share growth goal for 2014. We have tested and begun implementing a number of initiatives over the past year, centered on our dinner daypart strength, the introduction of catering and improving throughput and operational efficiency, which we believe will continue to move our brand forward. Additionally, our development pipeline is in great shape with plans to open 42 to 50 new company-owned restaurants this year while our franchisees expect to open 10 to 15 new restaurants, representing approximately 16% new unit growth system-wide. With a long runway of expansion potential, and a consistent track record of sales and earnings growth, we are excited about 2014 and beyond.”

Fourth Quarter 2013 Financial Results
Revenue Growth of 17.4%
Total revenue increased $13.5 million in the fourth quarter of 2013, or 17.4%, to $91.5 million, compared with $77.9 million in the fourth quarter of 2012. This increase was the result of new restaurants opened system-wide since the beginning of the fourth quarter of 2012, in addition to an increase in sales at our comparable base restaurants. In the fourth quarter of 2013, comparable restaurant sales increased 4.3% for company-owned restaurants, 1.5% for franchise restaurants and 3.9% system-wide.
The company-owned comparable restaurant sales increase of 4.3% in the fourth quarter 2013 was comprised of a price increase of approximately 2.5% and a combination of traffic and menu mix increases.
Adjusted Net Income(2) Growth of 65.9%
Adjusted net income increased 65.9% to $3.5 million, from $2.1 million in the prior period. GAAP Net income was $2.4 million in the fourth quarter of 2013, compared with net income of $1.6 million in the fourth quarter of 2012.
Restaurant contribution margin decreased to 21.0% in the fourth quarter of 2013, compared with 21.3% in the fourth quarter of 2012. The decrease was primarily due to increased operating and occupancy costs, resulting from investment in our limited-time offering, repairs and maintenance, as well as expenses related to the increased number of new restaurants.
Follow-on Offering
On December 5, 2013, we completed a follow-on offering of 4,500,000 shares of our Class A common stock at a price of $39.50 per share. All of the shares in the offering were offered by selling stockholders, except for 108,267 shares offered by us, the net proceeds of which were used to repurchase the same number of shares from certain officers at the same net price per share. We did not receive any of the proceeds from the offering. The selling stockholders paid all of the underwriting discounts and commissions associated with the sale of their shares; however, we incurred approximately $696,000 in costs and expenses related to this offering during the fourth quarter of 2013.
Fiscal Year Ended 2013 Financial Results
Revenue Growth of 16.8%
Total revenue increased $50.5 million during fiscal year 2013, or 16.8%, to $350.9 million, compared with $300.4 million in the same period of 2012. This increase was the result of new restaurants opened system-wide since the beginning of the fourth quarter of 2012, in addition to an increase in sales at our comparable base restaurants. Comparable restaurant sales increased 3.4% for company-owned restaurants, 0.6% for franchise restaurants and 3.0% system-wide.
Adjusted Net Income(2) Growth of 30.9%
Adjusted net income increased 30.9% to $12.1 million. GAAP Net income was $6.7 million during fiscal year 2013, compared to net income of $5.2 million in the same period of 2012.
Restaurant contribution margin was 20.7% as a percentage of restaurant revenue during fiscal year 2013, compared with 21.2% in the same period of 2012, due primarily to increases in occupancy and restaurant operating costs as a percentage of revenue.
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(2) Adjusted net income is a non-GAAP measure. A reconciliation of US GAAP net income to adjusted net income is included in the accompanying financial data. See "Non-GAAP Financial Measures."

2014 Outlook
For 2014, management expects the following:

•	42 to 50 new company-owned restaurant openings, reflecting 13% to 16% unit growth

•	10 to 15 new franchise restaurant openings, reflecting 16% to 24% unit growth

•	2.5% to 3.0% comparable restaurant sales growth

•	Total revenue between $406 million and $412 million

•	Approximately 25% adjusted diluted earnings per share growth

•	An estimated tax rate between 39% and 40%

Key Definitions:
Comparable Restaurant Sales represent year-over-year sales comparisons for restaurants open for at least 18 full periods.
Restaurant Contribution Margin represents restaurant revenue less restaurant operating costs which are costs of sales, labor, occupancy and other restaurant operating costs.
Adjusted EBITDA represents net income before interest expense, debt extinguishment expense, provision for income taxes, asset disposals, closure costs and restaurant impairments, depreciation and amortization, stock-based compensation expense, management fees, IPO related expenses and follow-on offering expenses. Adjusted EBITDA is presented because: (i) management believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) management uses it internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of the competitors. See “Non-GAAP Financial Measures” below.
Adjusted Net Income represents net income plus: i) a net savings in interest expense as a result of the pay down of debt using IPO proceeds, ii) IPO related expenses, iii) follow-on offering expenses, iv) pre-IPO management fees v) the tax impact of follow-on offering expenses and other miscellaneous tax items; less: i) estimated incremental costs of being a public company and ii) the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of the IPO and other special items that affect the comparability of results in past quarters and expected in future quarters. See “Non-GAAP Financial Measures” below.
Conference Call
Noodles & Company will host a conference call to discuss the fourth quarter financial results on Wednesday, February 26, 2014 at 4:30 PM Eastern Time.
The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 76657739. The replay will be available until Tuesday, March 11, 2014. The conference call will also be webcast live from the Company's corporate website at investor.noodles.com, under the "Events & Presentations" page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.
Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company uses the following non-GAAP financial measures: adjusted EBITDA, adjusted net income and adjusted EPS (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of the IPO and follow-on offering as well as other special items that affect the comparability of results in past quarters and expected in future quarters, such as the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.
For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world with 380 locations system-wide in 29 states and the District of Columbia as of December 31, 2013. Known as Your World Kitchen, Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the Med Salad with naturally raised pork, Spicy Indonesian Peanut Sauté, and creamy Wisconsin Mac & Cheese.

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words, and variations of words, such as “believe,” “estimate,” “anticipate,” “expect,” “intend,” “may,” “will,” “would” and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding 2014 guidance, comparable restaurant sales and operating margins, new restaurant development, expected public company expense, and our outlook, in particular, our target and adjusted net income, targeted restaurant openings and effective tax rate. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company's forward-looking statements. These risks and uncertainties include: our ability to maintain increases in comparable restaurant sales and to successfully execute our growth strategy; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; consumer confidence and spending patterns; the assumptions used in the adjustment of interest expense and the adjustments for certain incremental legal, accounting, insurance and other compliance costs used in the calculation of adjusted net income; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of prices); consumer reaction to public health issues and perception of food safety; seasonal factors; and weather.  For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including our final prospectus filed December 9, 2013.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Consolidated Statements of Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2013	January 1, 2013	December 31, 2013	January 1, 2013
Revenue:
Restaurant revenue	$90,396	$77,003	$347,140	$297,264
Franchising royalties and fees	1,072	926	3,784	3,146
Total revenue	91,468	77,929	350,924	300,410
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	24,367	20,574	91,892	78,997
Labor	26,576	23,433	104,040	89,435
Occupancy	9,349	7,654	35,173	29,323
Other restaurant operating costs (1)	11,116	8,930	44,078	36,380
General and administrative (1) (2)	8,084	7,656	35,893	29,081
Depreciation and amortization	5,550	4,556	20,623	16,719
Pre-opening	936	1,145	3,809	3,145
Asset disposals, closure costs and restaurant impairments	328	613	1,164	1,278
Total costs and expenses	86,306	74,561	336,672	284,358
Income from operations	5,162	3,368	14,252	16,052
Debt extinguishment expense	579	—	624	2,646
Interest expense	42	1,133	2,196	5,028
Income before income taxes	4,541	2,235	11,432	8,378
Provision for income taxes	2,134	676	4,767	3,215
Net income	$2,407	$1,559	$6,665	$5,163
Earnings per share of Class A and Class B common stock, combined:
Basic	$0.08	$0.07	$0.25	$0.22
Diluted	$0.08	$0.07	$0.24	$0.22
Weighted average shares of Class A and Class B common stock outstanding, combined:
Basic	29,479,084	23,238,984	26,406,904	23,238,984
Diluted	31,068,792	23,512,182	27,688,629	23,265,542
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(1)
In the third quarter of 2013, we changed the manner in which we report marketing expenses between general and administrative expenses and other restaurant operating costs to more appropriately reflect only those costs directly related to restaurant-level marketing in other restaurant operating costs.  Marketing costs previously reported as restaurant operating costs, that were not directly related to restaurant-level marketing, have been reclassified to general and administrative expense.  The reclassification is reflected in all periods presented herein, as well as by historical quarter in the accompanying selected operating data and did not impact income from operations.

(2)
In the second quarter of 2013, we incurred $5.7 million of IPO related expenses: $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operating Officer of which 50% were vested at grant, $1.7 million of transaction bonuses and related payroll taxes and $0.8 million in transaction payments to our Equity Sponsors. Additionally, the fourth quarter of 2012 and the full years of 2013 and 2012 included $250,000, $500,000 and $1.0 million, respectively, of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one outstanding share of our Class C common stock. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed. In the fourth quarter of 2013, we incurred $0.7 million of offering expenses related to our follow-on offering which closed in December of 2013.

Noodles & Company
Consolidated Statements of Income as a Percentage of Revenue
(in thousands, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2013	January 1, 2013	December 31, 2013	January 1, 2013
Revenue:
Restaurant revenue	98.8%	98.8%	98.9%	99.0%
Franchising royalties and fees	1.2	1.2	1.1	1.0
Total revenue	100.0	100.0	100.0	100.0
Costs and Expenses:
Restaurant Operating Costs (exclusive of depreciation and amortization shown separately below):(1)
Cost of sales	27.0	26.7	26.5	26.6
Labor	29.4	30.4	30.0	30.1
Occupancy	10.3	9.9	10.1	9.9
Other restaurant operating costs (2)	12.3	11.6	12.7	12.2
General and administrative (2) (3)	8.8	9.8	10.2	9.7
Depreciation and amortization	6.1	5.8	5.9	5.6
Pre-opening	1.0	1.5	1.1	1.0
Asset disposals, closure costs and restaurant impairments	0.4	0.8	0.3	0.4
Total costs and expenses	94.4	95.7	95.9	94.7
Income from operations	5.6	4.3	4.1	5.3
Debt extinguishment expense	0.6	—	0.2	0.9
Interest expense	—	1.5	0.6	1.7
Income before income taxes	5.0	2.9	3.3	2.8
Provision for income taxes	2.3	0.9	1.4	1.1
Net income	2.6%	2.0%	1.9%	1.7%
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(1)	As a percentage of restaurant revenue.

(2)
In the third quarter of 2013, we changed the manner in which we report marketing expenses between general and administrative expenses and other restaurant operating costs to more appropriately reflect only those costs directly related to restaurant-level marketing in other restaurant operating costs.  Marketing costs previously reported as restaurant operating costs, that were not directly related to restaurant-level marketing, have been reclassified to general and administrative expense.  The reclassification is reflected in all periods presented herein, as well as by historical quarter in the accompanying selected operating data and did not impact income from operations.

(3)
In the second quarter of 2013, we incurred $5.7 million of IPO related expenses: $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operating Officer of which 50% were vested at grant, $1.7 million of transaction bonuses and related payroll taxes and $0.8 million in transaction payments to our Equity Sponsors. Additionally, the fourth quarter of 2012 and the full years of 2013 and 2012 included $250,000, $500,000 and $1.0 million, respectively, of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one outstanding share of our Class C common stock. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed. In the fourth quarter of 2013, we incurred $0.7 million of offering expenses related to our follow-on offering which closed in December of 2013.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity and comparable restaurant sales, unaudited)

	As of
	December 31, 2013	January 1, 2013
Balance Sheet Data
Total current assets	$18,333	$16,154
Total assets	169,469	156,995
Total current liabilities	24,165	23,760
Total long-term debt	6,312	93,731
Total liabilities	63,329	142,987
Temporary equity	—	3,601
Total stockholders' equity	124,473	10,407

	Fiscal Quarter Ended
	Dec. 31, 2013	Oct. 1, 2013	July 2, 2013	April 2, 2013	Jan. 1, 2013
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	318	310	295	284	276
Franchise restaurants at end of period	62	58	53	51	51
Revenue Data:
Company-owned average unit volumes	$1,179	1,181	1,184	1,180	1,178
Franchise average unit volumes	$1,133	1,132	1,123	1,121	1,128
Company-owned comparable restaurant sales	4.3%	2.4%	4.7%	2.2%	4.2%
Franchise comparable restaurant sales	1.5%	0.5%	2.3%	(1.9)%	2.9%
System-wide comparable restaurant sales	3.9%	2.1%	4.4%	1.5%	4.0%

Reconciliations of Non-GAAP Measurements to US GAAP Results

Noodles & Company
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2013	January 1, 2013	December 31, 2013	January 1, 2013
	(in thousands, unaudited)
Net income	$2,407	$1,559	$6,665	$5,163
Depreciation and amortization	5,550	4,556	20,623	16,719
Interest expense	42	1,133	2,196	5,028
Provision for income taxes	2,134	676	4,767	3,215
EBITDA	$10,133	$7,924	$34,251	$30,125
Debt extinguishment expense	579	—	624	2,646
Asset disposals, closure costs and restaurant impairment	328	613	1,164	1,278
Management fees(a)	—	250	500	1,000
Stock-based compensation expense	254	313	4,318	1,234
IPO related expenses(b)	—	—	5,667	—
Follow-on offering expenses (c)	696	—	696	—
Adjusted EBITDA	$11,990	$9,100	$47,220	$36,283
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EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by US GAAP and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income before interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations described below.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our US GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

(a)
The fourth quarter of 2012 and the full years of 2013 and 2012 included $250,000, $500,000 and $1.0 million, respectively, of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one outstanding share of our Class C common stock. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed.

(b)
Reflects certain expenses incurred in conjunction with our initial public offering. Amount includes $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operations Officer of which 50% were vested at grant, $1.7 million of transaction bonuses and related payroll tax and $0.8 million in transaction payments to our Equity Sponsors.

(c)	Reflects $0.7 million of offering expenses related to our follow-on offering completed in December of 2013.

Noodles & Company
Reconciliation of Net Income to Adjusted Net Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2013	January 1, 2013	December 31, 2013	January 1, 2013
	(in thousands, unaudited)
Net income	$2,407	$1,559	$6,665	$5,163
Interest expense (a)	—	1,133	2,067	5,028
Debt extinguishment expense (b)	579	—	624	2,646
Adjusted interest expense using reduced debt balances (c)	—	(86)	(301)	(475)
Pre-IPO management fees (d)	—	250	500	1,000
IPO related expenses (e)	—	—	5,667	—
Follow-on offering expenses (f)	696	—	696	—
Tax impact of follow-on offering, other miscellaneous (g)	354	—	286	—
Estimated incremental public costs (h)	—	(357)	(714)	(1,428)
Tax effect of adjustments (i)	(500)	(368)	(3,347)	(2,654)
Adjusted net income	$3,536	$2,131	$12,143	$9,280

Adjusted earnings per Class A and Class B common stock, combined (i)
Basic	$0.12	$0.07	$0.41	$0.32
Diluted	$0.11	$0.07	$0.40	$0.32
Pro forma weighted average Class A and Class B common stock outstanding, combined (j)
Basic	29,479,084	29,399,698	29,419,536	29,399,698
Diluted	31,068,792	29,672,896	30,701,262	29,426,256
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Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with GAAP. We define adjusted net income as net income plus: i) a net savings in interest expense as a result of the pay down of debt using IPO proceeds, ii) IPO related expenses, iii) follow-on offering expenses, iv) pre-IPO management fees v) the tax rate impact follow-on offering expenses and other miscellaneous tax items; less: i) estimated incremental costs of being a public company and ii) the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding our performance excluding the impact of the IPO and other special items that affect the comparability of results in past quarters and expected in future quarters. Adjusted net income as presented may not be comparable to other similarly-titled measures of other companies and our presentation of adjusted net income should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

(a)	Reflects the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO.

(b)
Reflects debt extinguishment expense recognized in conjunction with various amendments to our credit facility in 2013 and 2012 to extend the maturity date and to reduce interest rates on borrowings, as well as the repayment of our term loan in 2013.

(c)
Reflects interest expense assuming no term loan balance and daily balances outstanding on our revolver adjusted for the repayment of the revolver down to $0.2 million. This balance reflects $100.2 million repayment of both term and revolving debt from the net proceeds of our IPO. The interest adjustment is based on the following assumptions:

(1) Unused facility fees based on the daily revolver balances; and
(2) Lower annual amortization of deferred loan costs due to the repayment of the term loan.

(d)	Reflects the elimination of the management fees and Class C common stock dividend paid to our sponsors for the periods presented.

(e)
Reflects certain expenses incurred in conjunction with our initial public offering. Amount includes $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operations Officer of which 50% were vested at grant, $1.7 million of transaction bonuses and related payroll tax and $0.8 million in transaction payments to our Equity Sponsors.

(f)	Reflects $0.7 million of offering expenses related to our follow-on offering completed in December of 2013.

(g)	Reflects the impact follow-on offering expenses had on our effective tax rate, as well as other miscellaneous tax rate adjustments.

(h)
Reflects an adjustment of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company. By its nature, this adjustment involves risks and uncertainties, and the actual costs incurred could be different than this adjustment.

(i)	Reflects the tax expense associated with the adjustments in a through f and h above at the normalized tax rate of 39.2%, which reflects our estimated long-term effective tax rate.

(j)
Reflects weighted average shares outstanding as if all shares sold in our IPO were outstanding as of the first day of our fiscal year. Adjusted per share amounts are calculated by dividing adjusted net income by the adjusted basic and diluted weighted average shares outstanding.